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                                                                   Exhibit 10.26

                             SECOND AMENDMENT TO THE
                         WADDELL & REED FINANCIAL, INC.
             1998 EXECUTIVE DEFERRED COMPENSATION STOCK OPTION PLAN

     Waddell & Reed Financial, Inc., a Delaware corporation (the "Company") previously established the Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Option Plan (the "Plan"). Pursuant to Section 8 of the Plan, the Board of Directors of the Company reserves the right to amend the Plan. The Board of Directors of the Company authorized the amendment set forth below. Pursuant to the powers reserved in the Plan, the Plan is hereby amended, effective April 28, 1999.

1.   Article 6 of the Plan is hereby amended by deleting the first sentence of
Section 6.3 and replacing it with the following language:

          Each Option shall be first exercisable, cumulatively, as to 10% commencing on each of the first through tenth anniversaries of the Option Grant Date. Notwithstanding the foregoing, the exercisability of any Option held by a Covered Employee shall be deferred to the extent that the Committee, in its discretion, determines that current exercise of the Option would cause loss of the Company's tax deduction pursuant to Section 162(m) of the Internal Revenue Code. In no event shall such deferral continue beyond the first day of the calendar year after the Optionee ceases to be a Covered Employee.

2.   Article 6 of the Plan is further amended by deleting the last sentence of
Section 6.3 and adding the following new language:

          Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for "cashless exercise"). Payment in full or in part may also be made in the form of unrestricted Shares or shares of the Company's Class B Common Stock, par value $.01 ("Class B Shares") already owned by the optionee or Restricted Stock or Deferred Stock subject to an award under the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan (based, in each case, on the Fair Market Value of the Shares or Class B Shares on the date the Option is exercised, as determined by the Committee). If payment of the option exercise price of an Option is made in whole or in part in the form of Restricted Stock or Deferred Stock, the Shares received upon the exercise of such Option shall be restricted or deferred, as the case may be, in accordance with the original term of the Restricted Stock award or Deferred Stock award in question, except that such restrictions or deferral provisions shall apply to only the number of such Shares equal to the number of shares of Restricted Stock or Deferred Stock surrendered upon the exercise of such option. No Shares shall be issued until full payment therefor has been made. An Optionee shall have rights to dividends or other rights of a stockholder with respect to Shares subject to the Option when the

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          Optionee has given written notice of exercise and has paid in full for such Shares.

3.   Article 6 of the Plan is amended by adding new language at the end of
Section 6.5 to read as follows:

          The Committee, in its discretion, may include in the grant of any Option under the Plan, a "stock option restoration program" ("SORP") provision. Such provision shall provide, without limitation, that, if payment on exercise of an Option is made in the form of Shares or Class B Shares, and the exercise occurs on the Annual SORP Exercise Date, an additional Option ("SORP Option") will automatically be granted to the Optionee as of the date of exercise, having an exercise price equal to 100% of the Fair Market Value of the Shares on the date of exercise of the prior Option, having a term of no more than 10 years and two days from such date of exercise (subject to any forfeiture provision or shorter limitation on exercise required under the Plan), having an initial exercise date no earlier than six months after the date of such exercise, and covering a number of shares equal to the number of Shares and/or Class B Shares used to pay the exercise price of the Stock Option, plus the number of shares (if any) withheld to cover income taxes and employment taxes (plus any selling commissions) on the exercise. "Annual SORP Exercise Date" shall mean August 1, or if August 1 is not a trading day on the New York Stock Exchange, "Annual SORP Exercise Date" shall mean the next succeeding trading date. Notwithstanding the foregoing, the Committee may delay the Annual SORP Exercise Date to the extent it determines necessary to comply with regulatory or administrative requirements.

4. Article 7 of the Plan is amended by adding the following language at the end of Section 7.1:

          In the case of Options exercised with payment in Shares under the "stock option restoration program" described in section 6.5 above, the number of Shares transferred by the Optionee in payment of the exercise price plus the number of shares withheld to cover income and employment taxes (plus any selling commissions) on such exercise will be netted against the number of Shares issued to the Optionee in the exercise, and only the net number shall be charged against the 2,500,000 limitation set forth above.

5.   Except as hereby amended, the Plan shall remain in full force and effect.